Exhibit 10.1

EIGHTH LEASE AMENDMENT

This EIGHTH LEASE AMENDMENT (this “Eighth Amendment”) is made and entered into as of the 1st day of October 2014 by and between 233 S. WACKER LLC, a Delaware limited liability company (“Landlord”), and HEIDRICK & STRUGGLES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor in interest and Tenant entered into that certain Lease dated as of January 24, 1996 (the “Original Lease”) pursuant to which Tenant leased certain premises in the building (the “Building”) located on the real property commonly known as 233 South Wacker Drive, Chicago, Illinois;

WHEREAS, the Original Lease was amended by that certain First Amendment to Lease dated as of January 28, 1998, that certain Second Amendment to Lease dated as of October 12, 2000, that certain Third Amendment to Lease dated as of January 18, 2001, that certain Fourth Amendment to Lease dated as of June 1, 2002, that certain Fifth Lease Amendment dated as of September 30, 2005, that certain Sixth Lease Amendment dated as of December 30, 2005 and that certain Seventh Lease Amendment dated as of February 28, 2011 (collectively the “Amendments”; the Amendments together with the Original Lease are collectively referred to herein as the “Amended Lease”; and the Amended Lease, together with this Eighth Amendment, shall be referred to herein as the “Lease”);

WHEREAS, Tenant presently leases all of the 42nd floor (being 52,691 square feet of Rentable Area) and 27,921 square feet of Rentable Area on the 70th floor of the Building (together, the “Existing Premises”) as more particularly set forth in the Amended Lease, the Term of which presently expires as of September 30, 2015; and

WHEREAS, Tenant desires to relocate from the Existing Premises to the entire 49th floor of the Building (being 53,894 square feet of Rentable Area) and to extend the Term of the Lease and Landlord desires to accommodate Tenant.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between Landlord and Tenant as follows:

1. Recitals; Defined Terms. The preambles to this Eighth Amendment are hereby incorporated into the body of this Eighth Amendment as if restated herein. All capitalized terms used herein and not otherwise defined herein shall have the same meanings as are ascribed to such terms in the Amended Lease.

2. Extension of Term. The Term of the Lease is hereby extended to September 30, 2026 and accordingly, the defined term “Termination Date” as used in the Lease is amended to mean September 30, 2026. The period October 1, 2015 through September 30, 2026 is herein referred to as the “Extension Term”.

3. Substitution of Premises; Condition of 49th Floor Premises. (a) Effective as of the Delivery Date (hereinafter defined), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the 53,894 square feet of Rentable Area on the 49th floor of the Building depicted on Exhibit A attached hereto and made a part hereof (the “49th Floor Premises”) for the balance of the Term. Landlord represents and warrants that the square footage of the 49th Floor Premises has been determined in accordance with ANSI/BOMA Z65.1.1996 and shall not be remeasured during the Term. From and after the Delivery Date the 49th Floor Premises shall be governed by all of the terms of the Lease as if the 49th Floor Premises were originally set forth in the Lease and the defined term Premises as used in the Lease shall include the 49th Floor Premises; provided, however, that in no event shall Tenant be obligated to pay Rent for the 49th Floor Premises until required to do so pursuant to Section 5 below.

(b) Landlord shall deliver the 49th Floor Premises in “as-is” condition, but with the work set forth on Exhibit C attached hereto and made a part hereof (the “Delivery Condition”) completed. As used herein, the term “Delivery Date” shall mean the date upon which the 49th Floor Premises are delivered to Tenant in the Delivery Condition, which date shall, subject to Unavoidable Delays (hereinafter defined), be November 1, 2014; provided, however, that at any time after the date on which this Eighth Amendment is fully executed and delivered by both Landlord and Tenant, Tenant may elect an earlier date by providing Landlord with at least sixty (60) days advance written notice (the “Early Delivery Notice”) of such earlier date. If Tenant so elects a date prior to November 1, 2014 as the Delivery Date, Landlord shall, subject to Unavoidable Delays, deliver the 49th Floor Premises to Tenant on the date which is the later to occur of (x) the date referenced in Tenant’s Early Delivery Notice and (y) the date which is sixty (60) days following Landlord’s receipt of Tenant’s Early Delivery Notice, but in no event later than November 1, 2014. Landlord shall deliver written notice (the “Delivery Date Notice”) to Tenant of the Delivery Date no later than five days prior to the Delivery Date. Tenant may, within five (5) days of the Delivery Date identify any punch list items in the Delivery Condition and Landlord shall complete/correct such punch list items within fifteen (15) days thereafter. Any items not on such punch list shall be deemed accepted by Tenant. The Tenant’s taking possession of any portion of the 49th Floor Premises shall be conclusive evidence that the 49th Floor Premises were in good order and satisfactory condition with the Delivery Condition completed when Tenant took possession, but for the aforesaid punchlist items.

(c) No promise of the Landlord to construct, alter, remodel or improve the 49th Floor Premises for Tenant’s initial occupancy of the 49th Floor Premises and no representation by Landlord or its agents respecting the condition of the 49th Floor Premises have been made to Tenant or relied upon by Tenant other than as may be contained in this Eighth Amendment, including, without limitation, as set forth in Exhibit C and Exhibit D to this Eighth Amendment. Upon delivery of the 49th Floor Premises in the Delivery Condition, Tenant shall perform its obligations relating to the construction of the 49th Floor Premises described in the Tenant Work Letter attached hereto as Exhibit D and made a part hereof (the “Work Letter”). Tenant agrees that Tenant shall use commercially diligent efforts to complete Tenant’s Work (as such term is defined in the Work Letter) and move to the 49th Floor Premises in a timely expeditious manner.

(d) “Unavoidable Delays” shall mean delays or interruptions caused by strikes; labor, material or energy shortages not in effect as of the date of this Eighth Amendment; lockouts; failure of power; restrictive governmental laws or regulations not in effect as of the date of this Eighth Amendment; condemnations; riots; insurrections; war; fire or other casualty; acts of God; and other unforeseeable events or reasons not the fault or within the reasonable control of the party claiming the delay. Notwithstanding the foregoing, reasons such as and including lack of money, financial inability, economic uncertainty, failure to perform by any contractor, agent, vendor or consultant of such party claiming the delay (unless such failure to perform by such contractor, agent, vendor or consultant is the result of a delay described above), delays in applying for or obtaining permits for construction or occupancy, reasonably foreseeable governmental action or inaction, and failure to order long-lead items sufficiently in advance of the time needed shall not be Unavoidable Delays. Each party shall endeavor to provide notice to the other party once it is aware of an Unavoidable Delay affecting the first party’s obligations, provided, however, the failure of such party to do so shall have no impact whatsoever on whether an Unavoidable Delay has occurred.

(e) Landlord shall allow Tenant reasonable access to the 49th Floor Premises prior to the Delivery Date for design and measurement purposes provided that Tenant gives Landlord reasonable advance notice and does not interfere with Landlord’s completion of the Delivery Condition.

4. Surrender of Premises. (a) Tenant shall surrender the Existing Premises in accordance with the terms hereof on or before thirty (30) days of its completion of Tenant’s Work, but in any event no later than 120 days following the Delivery Date (such date being herein referred to as the “Outside Delivery Date”). The Outside Delivery Date shall be extended day for day for Unavoidable Delays and Landlord Delays (hereinafter defined). The date upon which Tenant so surrenders the Existing Premises is herein referred to as the “Surrender Date”. From and after the Surrender Date, the term Premises as used in the Lease shall refer solely to the 49th Floor Premises. Notwithstanding anything in the Amended Lease to the contrary, including, without limitation, Section 16 thereof, in connection with such surrender of the Existing Premises Tenant shall have no obligation to remove any improvements or alterations in the Existing Premises, including, without limitation, any conduit or cable for voice and/or data, but Tenant shall be obligated to remove all furniture and equipment from the Existing Premises and shall surrender the Existing Premises in broom clean condition. During Tenant’s relocation from the Existing Premises to the 49th Floor Premises, Tenant’s agents, contractors, mechanics and movers shall work in harmony and not interfere with Landlord’s or another tenant’s agents, contractors, and mechanics. If at any time Tenant’s agents, contractors, mechanics or movers shall in the judgment of Landlord cause or threaten disharmony or interference, Landlord shall have the right to request that such agents, contractors, mechanics or movers immediately leave the Premises and the Building.

(b) “Landlord Delays” shall mean the delay caused by Landlord’s failure to respond to a request for approval pursuant to Section 1 of Exhibit D, and shall be measured by the numbers of days from the date Landlord receives a request for second notice in accordance with the provisions of Section 1 of Exhibit D through the date on which Landlord responds to such request or is deemed to have approved such request in accordance with the terms of Section 1 of Exhibit D.

(c) Section 16 of the Amended Lease is amended to provide that, notwithstanding anything contained therein to the contrary, in connection with the surrender of the 49th Floor Premises upon the expiration of the Term or upon the termination of Tenant’s right of possession, Tenant shall have no obligation to remove any conduit or cable for voice and/or data from the 49th Floor Premises

5. Rent. (a) Notwithstanding anything in the Amended Lease to the contrary, Tenant shall pay to Landlord all Rent and all other sums due under the Lease by electronic wire transfer. Electronic wire transfer payments shall be made to Capital One Bank, 1407 Broadway, New York, New York 10018, for the benefit of 233 S. Wacker LLC, ABA #021407912, Account No. 2744061249 (FEIN #27-1175316). Landlord may from time to time designate in writing alternate payment directions and, in such event, payments shall be made at such other place as so directed.

(b) Subject to the remainder of this Section 5 and other terms and conditions set forth in this Eighth Amendment, it is agreed that

(i) through September 30, 2014, Tenant shall continue to pay Rent as set forth in the Amended Lease,

(ii) from and after October 1, 2014, Tenant shall

(x) pay Base Rent in accordance with Exhibit B attached hereto and made a part hereof (which Base Rent is calculated on 53,894 square feet of Rentable Area notwithstanding Tenant’s occupancy during a portion of such period of the Existing Premises (containing 80,612 square feet of Rentable Area)); and

(y) pay Additional Rent in accordance with the terms of the Lease but Tenant’s Proportionate Share for purposes of determining Taxes payable by Tenant under the Lease shall be 1.5265%, and Tenant’s Proportionate Share for purposes of determining Operating Expense payable by Tenant under the Lease shall be 1.6406% (which calculations are calculated on 53,894 square feet of Rentable Area notwithstanding Tenant’s occupancy during a portion of such period of the Existing Premises (containing 80,612 square feet of Rentable Area)).

(c) All Rent shall be paid in the same manner and time as set forth in Sections 2 and 3 of the Amended Lease. Landlord agrees that, subject to the remainder of this Section 5, Tenant’s Proportionate Share shall be adjusted proportionately, only if the number of square feet of Rentable Area in the Premises is increased or decreased following the Surrender Date or if the aggregate amount of office or retail space in the Building is either increased or decreased.

(d) Notwithstanding anything herein or in the Amended Lease (including, without limitation, Section 17 of the Original Lease) to the contrary, but subject to the provisions of the remainder of this Section 5(d), in the event Tenant fails to surrender all or a portion of the Existing Premises as provided in Section 4 above on or before the Outside Delivery Date, Tenant shall pay Rent for both the total square footage in the entire Existing Premises (being 80,612 square feet) and the total square footage in the 49th Floor Premises (being 53,894 square feet) during the period commencing on the Outside Delivery Date and continuing during the period that Tenant retains possession of all or a portion of the Existing Premises and the 49th Floor Premises. In such case, (x) the Base Rent for both the Existing Premises and the 49th Floor Premises shall be computed at the per square foot rental rates set forth on Exhibit B attached hereto (y) Additional Rent for the 49th Floor Premises shall be computed utilizing the Proportionate Shares set forth above and (z) Additional Rent for the Existing Premises shall be computed utilizing the Proportionate Shares for the Existing Premises set forth in the Amended Lease. In addition, if Landlord notifies Tenant in writing that Tenant’s failure to surrender the Existing Premises as provided in Section 4 above may, in Landlord’s good faith judgment, result in Landlord incurring damages, and Tenant fails to surrender all of the Existing Premises within ten (10) days of receipt of Landlord’s notice, then (x) the Base Rent and Additional Rent for all of the Existing Premises shall be charged at 200% of the amounts set forth above in this Section 5(d), and Tenant shall be liable to Landlord for all damages, costs and expenses (including, without limitation, consequential damages) incurred as a result of such holdover, including without limitation, any losses from Landlord’s inability to timely fulfill its obligations to any subsequent tenants of the Premises or portions thereof. The provisions of this Section shall not be deemed to be a waiver of Landlord’s right to re-entry or right to regain possession by actions at law or in equity, and any receipt of payment of the foregoing rent by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease term or right of tenancy.

(e) If Tenant has surrendered the Existing Premises as provided herein, and if Tenant is not in Default under the Lease on the date any such installment is due, each of the monthly installments of Base Rent and Additional Rent due under the Lease for the months of October 2015, October 2016, October 2017, October 2018, October 2019 and October 2020 shall be abated in full and shall not be payable by Tenant (the “Extension Term Rent Abatement”). The unamortized portion of the Extension Term Rent Abatement shall become due and owing to Landlord in the event of a Default under the Lease.

6. Right of First Offer. All expansion rights, rights of first offer and rights of first refusal set forth in the Amended Lease are hereby deleted in their entirety. The following right of first offer (the “Right of First Offer”) is added to the Lease reading as follows:

Subject to the preexisting rights of the existing tenants listed on Exhibit I attached hereto, if at any time during the Term, any space on the 50th floor of the Building (the “ROFO Space”) becomes available for lease and if Tenant is not then in Default under the Lease, then Landlord shall not lease the ROFO Space to any party without first giving Tenant (i) notice (the “ROFO Notice”) of the availability of the ROFO Space which shall include a description and depiction of the space, the proposed term, including the date such ROFO Space will be available, and rental rate (including escalations, if any), abatements and allowances, if any, and other economic concessions that Landlord believes that it would agree to with respect to the ROFO Space (collectively the “Offered Terms”) and such modifications to the Offered Terms which would be required if Tenant were to exercise the Right of First Offer (hereinafter defined) on account of the fact that the remaining Term may be longer or shorter than that proposed by Landlord in the Offered Terms (the “Modified Offered Terms”) and (ii) five (5) business days after the date of such notice in which to commit in writing to lease the ROFO Space on the Modified Offered Terms for the remainder of Term, and otherwise on the terms, covenants and conditions contained in this Lease (the “Right of First Offer”). If Tenant fails, refuses or is otherwise unable to commit to such a lease within the five (5) business day period, Landlord shall have the right to lease the ROFO Space to any third party or parties on such terms as are acceptable to Landlord, provided, however, Landlord shall not lease such space to a third party or parties if the net effective rental rate offered to such third party or parties is less than ninety two and one-half percent (92.5%) of the net effective rental rate delivered to Tenant without providing another five (5) business day period for Tenant to commit in writing to lease such ROFO Space for the remainder of the Term upon the revised Modified Offered Terms reflecting the same net effective rental rate as offered to such third party or parties. If Tenant commits to such Modified Offered Terms, Landlord and Tenant shall promptly execute an amendment to the Lease incorporating the ROFO Space into the Premises on the revised Modified Offered Terms. The Right of First Offer is personal to the Tenant first named in the Lease and may not be exercised by any assignee (other than a Permitted Assignee), subtenant or transferee.

7. Option of Tenant to Terminate Lease. Subject to the conditions set forth below, Tenant shall have the right to terminate this Lease effective as of September 30, 2021 or as of September 30, 2022, which right must be exercised by written notice (the “Termination Notice”) given to Landlord no later than September 30, 2020, which Termination Notice must set forth the proposed date of termination, i.e. September 30, 2021 or September 30, 2022 (the “Date of Termination”). Tenant shall pay to Landlord a fee (the “Termination Fee”) equal to the unamortized Transaction Costs (hereinafter defined) as of the Termination Date (using an interest rate of eight percent (8%) per annum, compounded monthly in advance). The term “Transaction Costs” as used herein shall mean the Allowance(to the extent paid by Landlord to Tenant), the Extension Term Rent Abatement, brokerage commissions for this Eighth Amendment and the value of the rent savings due to the early reduction in Tenant’s square footage, plus any rent concessions, rent abatements, tenant improvement allowances and broker’s commissions which Landlord has incurred in connection with this Lease as a result of Tenant’s exercise of the Right of First Offer. Attached hereto as Exhibit F and made a part hereof is Landlord’s estimated calculation of the Termination Fee for each of the aforesaid, Dates of Termination. At any time upon Tenant’s request (but no more than once per calendar year) Landlord shall provide an updated calculation of the Termination Fee for each of the aforesaid Dates of Termination. The Termination Fee shall be payable fifty percent (50%) upon the delivery of Tenant’s Termination Notice and fifty percent (50%) on or before the date which is thirty (30) days prior to the Date of Termination. If on the date that Tenant exercises its termination option or the Date of Termination, Tenant is in Default under the Lease, then Landlord shall have the option, upon written notice to Tenant, to declare Tenant’s election to terminate the Lease void and of no effect. The Termination Right is personal to the Tenant first named in the Lease and may not be exercised by any assignee (other than a Permitted Assignee), subtenant or transferee.

8. Tenant’s Option To Renew. All options to renew the Amended Lease are hereby deleted in their entirety. The following renewal right is added to the Lease reading as follows:

The Tenant is hereby granted two (2) five (5) year options to renew the Lease (“Renewal Option”). If the Tenant desires to exercise the Renewal Option, it shall so notify the Landlord, in writing, not later than twelve (12) months prior to the then current expiration date of the Term. Such notice shall only be effective if delivered at a time when the Tenant is not in Default hereunder. Within thirty (30) days following its receipt of Tenant’s notice of its desire to exercise the Renewal Option, given at the time and in the manner provided above, Landlord shall prepare and transmit to Tenant an appropriate amendment to this Lease extending the Term for five (5) years (each a “Renewal Term”; the first such five (5) year period being herein referred to as the “First Renewal Term” and the second such five (5) year period being herein referred to as the “Second Renewal Term”) and specifying (i) the Base Rent for such extension, which shall be the base rental rate for tenants of comparable size and location renewing leases in first-class office buildings located in downtown Chicago, including, but not limited to, the Building taking into account any tenant improvement allowances, commissions, abatements and other concessions granted as reasonably determined by Landlord and evidenced by recent transactions which shall be disclosed to Tenant (“Market Rent”) and (ii) that all other terms and conditions during the Renewal Term are the same as those during the Term, except for any tenant improvement allowances, abatements, other concessions, rights of first offer, expansion rights, termination rights, reduction rights; and renewal rights (other than for Tenant’s right to exercise the Renewal Option for the Second Renewal Term if Tenant has exercised the Renewal Option for the First Renewal Term) unless reflected in the Market Rent.

If Tenant disagrees with Landlord’s estimation of the Market Rent, it must so notify Landlord in writing within twenty (20) days after Tenant’s receipt of Landlord’s proposed Market Rent and Tenant shall specify Tenant’s estimation of the Market Rent in such notice. If the parties are unable to agree on the Market Rent for the Renewal Term within ten (10) days following Landlord’s receipt of Tenant’s estimation of the Market Rent (such ten (10) day period being herein referred to as the “Negotiation Period”), Tenant shall, within five (5) days following the expiration of the Negotiation Period, elect in writing to (x) promptly enter into binding arbitration in accordance with the provisions of Section 9 of this Eighth Amendment or (y) revoke its right to exercise the Renewal Option, in which case Tenant shall have no further rights under this Section 8 (and Tenant’s exercise of the Renewal Option and any subsequent Renewal Option shall be of no force or effect) and Landlord may lease the 49th Floor Premises to a third party free of the provisions of this Section 8. In the event Tenant fails to timely make such election, Tenant shall be deemed to have elected to enter into binding arbitration in accordance with the provisions of Section 9 of this Eighth Amendment. Once Tenant elects, or is deemed to have elected, to enter into binding arbitration in accordance with the provisions of Section 9 hereof, it may not revoke its exercise of the Renewal Option. Tenant shall execute and deliver the lease amendment extending the Term (x) within fifteen (15) days of the determination of the Market Rent, if the Market Rent is determined by arbitration in accordance with Section 9 below or (y) within fifteen (15) days of the determination of Market Rent, if the parties are able to reach agreement between themselves prior to arbitration. If Tenant shall be in Default hereunder at the commencement date of any Renewal Term, then, at Landlord’s option, Tenant’s purported exercise of its Renewal Option and any subsequent Renewal Option shall be of no force or effect and the Renewal Option shall become null and void. The Renewal Options are personal to the Tenant first named in the Lease and may not be exercised by any assignee (other than a Permitted Assignee), subtenant or transferee.

9. Arbitration. In the event of the failure of the parties to agree as to the Market Rent for the Renewal Term such matter shall be submitted to arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial person as arbitrator who shall have had at least ten (10) years’ experience in the commercial real estate industry and the downtown Chicago office market. Such an appointment shall be signified in writing by each party to the other. The arbitrators so appointed shall appoint a third arbitrator having at least ten (10) years experience in the commercial real estate industry in the downtown Chicago office market within ten (10) days after the appointment of the second arbitrator. In the case of the failure of such arbitrators (or the arbitrators appointed as hereinafter provided) to agree upon a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association, or its successor, from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ experience in the commercial real estate industry in the downtown Chicago office market. In the case either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to make such appointment, then the American Arbitration Association shall appoint a second arbitrator having at least ten (10) years’ experience in the commercial real estate industry in the downtown Chicago office market. In determining Market Rent the arbitrators shall take into account all free rent periods, improvement allowances and other concessions and all other relevant factors.

The third arbitrator shall proceed with all reasonable dispatch to select either Landlord’s estimate or Tenant’s estimate of the Market Rent and in no event shall the arbitrator have the right (i) to average the Market Rent estimates submitted by Landlord or Tenant or (ii) to choose another number The parties shall have the right to submit to the third party arbitrator the testimony of expert and other witnesses as well as written materials to support their position. The decision of the arbitrator shall in any event be rendered within thirty (30) days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties and shall state the reason for such decision. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Illinois law, and the decision of the third arbitrator shall be binding, final and conclusive on the parties. The fees of the third arbitrator and the expenses incident to the proceedings shall be split by Landlord and Tenant, but each party shall bear the cost of the fees of the respective counsel and arbitrator engaged by such party, and the fees of expert witnesses and other witnesses called for by such party.

10. Modifications. The Amended Lease is hereby amended as follows:

(a)	The second paragraph of Section 3(b) of the Original Lease is hereby amended to provide that any audit to be conducted by or on behalf of Tenant may not be performed by any auditors employed on a contingency basis.

(b)	The first paragraph of Section 6(a)(i) of the Original Lease is hereby amended to read as follows:

“(i) Heating and air conditioning in the Premises from Monday through Friday , from 8 a.m. to 6 p.m. and on any Saturday which is not a Holiday from 8 a.m. to 1 p.m. Landlord will operate the system of distribution ducts, supply registers and diffusers, return grilles and associated fixtures to provide in the Premises, heating and air conditioning with capacity to provide the following results during the business hours set forth above; which heating and air conditioning shall, within tolerances normal in first class office buildings, be capable of providing the following: (a) air conditioning which shall be capable of maintaining inside space conditions of seventy-eight degrees (78°) Fahrenheit dry bulb and fifty percent (50%) relative humidity when outside conditions are ninety-two degrees (92°) Fahrenheit dry bulb and seventy-five degrees (75°) Fahrenheit wet bulb and (b) heating which shall be capable of maintaining inside space conditions of not less than seventy-two degrees (72°) Fahrenheit when outside air temperatures are not less than minus ten degrees (-10°) Fahrenheit and not more than sixty-five degrees (65°) Fahrenheit. The foregoing is based upon occupancy density of not more than one (1) person per hundred (100) square feet of floor area, and a maximum electric lighting and office machine load of five (5) watts per square foot of floor area.”

(c)	Section 6(a)(ii) of the Original Lease is hereby amended to read as follows:

“(ii) Electricity for the lighting fixtures and incidental use in the Premises of up to five (5) watts per square foot of rentable area within the Premises. Distribution within the Premises is at Tenant’s expense, although Tenant may use any existing conduit system within the Premises, not being used by a building system. All electricity used in the Premises other than for building standard lighting fixtures shall be separately metered by a meter or meters to be installed by ComEd, except that if a meter is currently in place Tenant may elect to use the same. Tenant must coordinate with ComEd for the installation of a new meter(s) or if a meter is currently in place for the necessary changes to the ComEd account (i.e. change in name, etc.), and Landlord shall cooperate (at no cost to Landlord) with Tenant in such coordination. Tenant agrees to pay for such electricity directly to the utility providing such electricity. As of the date hereof, the current electricity rate for Building standard lighting is $.52 per rentable square foot, which rate is based upon 260 hours of usage per month, and which rate is subject to change from time to time. Tenant shall bear the cost of providing all light fixtures and replacement of all lamps, tubes, ballasts and starters for lighting fixtures. If Tenant’s requirements for electricity for incidental uses exceed standard usage based on the 5 watts per square foot of rentable area within the Premises for lighting and incidental use, then Landlord reserves the right to require Tenant to install the conduit, wiring and other equipment necessary to supply electricity for such excess incidental use requirements at Tenant’s expense by arrangement with Commonwealth Edison Company or another approved local utility. If Tenant’s actual usage of electricity for lighting exceeds standard usage, based on the 5 watts per square foot of rentable area within the Premises for lighting and incidental use, then Landlord may charge and collect from Tenant a fee for such excess usage, the amount of such fee to be reasonably determined by Landlord. With respect to electricity for lighting, electricity for standard building hours per month will be provided by Landlord as part of Operating Expenses. Tenant shall be billed monthly for all overtime hours of lighting in excess of standard building hours per month.”

(d)	The proviso to the penultimate sentence of Section 6(b) of the Original Lease is hereby deleted in its entirety and the following is inserted in lieu thereof:

“provided, however, that if such services are so interrupted (not as a result of an act or omission of Tenant or fire or casualty), at least twenty-five percent (25%) of the Premises is rendered untenantable for a period of three (3) consecutive months, and Landlord is unable to substitute other space in the Building, then Tenant may terminate this Lease upon ten (10) business days prior written notice to Landlord and, unless such services are restored to the Premises during such ten (10) business day period, this Lease shall terminate and the parties shall have no further obligations hereunder.”

(e)	Section 6(f) is hereby added to the Lease reading as follows:

“(f) Security. Landlord and Tenant recognize the existence of certain societal problems which, depending on the circumstances at the time, may necessitate the employment of certain security measures in the day-to-day operation of the Premises and Building. Tenant hereby agrees to the exercise by Landlord and its agents of such security measures, including but not limited to, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the denial of any access to the Building, and other similarly related actions that Landlord deems necessary to prevent any threat of property damage or bodily injury. Notwithstanding anything herein to the contrary, the exercise of such security measures by Landlord and the resulting interruption of service and/or cessation of Tenant’s business, if any, shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages, or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

Tenant agrees to cooperate with Landlord in complying with the obligations set forth in the City of Chicago High Rise Building Emergency Procedures Ordinance (the “Ordinance”) and any and all similar laws and ordinances and the rules and regulations promulgated pursuant thereto and Tenant agrees to make the necessary personnel of Tenant available to fulfill the “tenant” obligations under the aforesaid Ordinance, including, without limitation, those of the Fire Wardens and Emergency Evacuation Teams (as such terms are defined in the Ordinance).”

(f)	Section 6(g) is hereby added to the Lease reading as follows:

“Tenant may install, in accordance with the provisions of Article 8 of the Original Lease, supplementary air conditioning units in the Premises, and Tenant shall pay for the cost of installation and maintenance, repair and replacement thereof. Tenant may obtain condenser water in accordance with the Condenser Water Addendum attached hereto as Exhibit G (and Exhibit G shall supersede Exhibit E to the Original Lease). The initial connection fee shall be waived. Tenant shall pay for all condenser water consumption used thereby within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. The current charge for condenser water is $250 per ton, per year, but is subject to change.”

(g)	Section 9 of the Original Lease is hereby amended to add a second paragraph thereto reading as follows:

“Notwithstanding anything in this Lease to the contrary, Tenant covenants and agrees not to suffer or permit any equipment lien to attach to any of the fixtures or improvements in the Premises, whether installed and/or paid for by Landlord or Tenant.”

(h)	Section 10(a) of the Original Lease is hereby amended to provide that the waiver of subrogation is applicable to the deductible under the insurance policies and accordingly the following is hereby added to the end of the first sentence thereof: “, it being understood and agreed that the foregoing waiver shall also apply to the deductible under any such policy.”

(i)	Section 12 of the Original Lease is hereby amended to add the following last paragraph thereto:

“The provisions of this Section 12 shall survive the expiration of the Term or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises.”

(j)	Section 15 of the Original Lease is hereby amended to provide that notwithstanding anything contained in the Amended Lease to the contrary, all expansion rights, renewal rights, reduction rights, termination rights, and rights of first offer, shall be deemed personal to the Tenant first named in the Lease and may not be exercised by any assignee (other than a Permitted Assignee), subtenant or transferee.

(k)	The reference to “fifty percent (50%) of either the 42nd Floor Premises or 70th Floor Premises” in Section 15(c) of the Original Lease is hereby amended to read “fifty percent of the 49th Floor Premises.”

(l)	Section 26(i) of the Original Lease is hereby amended to read as follows:

“(i) Transfer of Landlord’s Interest. Tenant agrees that Landlord has the right to transfer its interest in the Land and Building and in this Lease. If such a transfer occurs and such transferee assumes the obligations under this Lease, Landlord shall automatically be released from all liability under this Lease arising after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising after the date of such transfer. Tenant further acknowledges that the Landlord may assign its interest in this

Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.”

(m)	Section 26(j) of the Original Lease is hereby amended to read as follows:

“(j) Landlord’s Title. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the estate of Landlord.”

(n)	Section 26(p) of the Original Lease is hereby amended to read as follows:

“(p) Definition of Landlord. All indemnities of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of (i) Landlord’s beneficiaries if Landlord is a trust, (ii) Landlord’s partners if Landlord is a partnership, (iii) Landlord’s shareholders, officers and directors if Landlord is a corporation, (iv) Landlord’s members and managers if Landlord is a limited liability company, (v) any current or future mortgagees of the Land and/or Building, (vi) the successors and assigns of any of the foregoing, and (vii) the respective beneficiaries, shareholders, members, directors, officers, partners, agents and employees, agents, managers, affiliates and employees of any persons mentioned in clauses (i) through (vi) above.”

(o)	Section 26(u) and (v) of the Original Lease are hereby deleted in their entirety.

(p)	Section 28 of the Original Lease is hereby amended to read as follows:

“LIMITATION OF LIABILITY. Tenant, and any person claiming an interest in the Premises through or under Tenant, each agree to look solely to the interests of Landlord, from time to time in the Land and Building, and no judgments against such persons may be satisfied out of any other assets. In no event shall Landlord, (or any of its members, officers, directors, agents, advisors, managers, shareholders, partners, beneficiaries, affiliates or successors and assigns) ever have any personal liability for any covenant, agreement, obligation, warranty, representation, indemnity or undertaking under this Lease or otherwise or be answerable or liable in any equitable, judicial or administrative proceeding or order.”

11. Patriot Act. As an inducement to Landlord to enter into this Eighth Amendment, Tenant hereby represents and warrants that: (i) Tenant is not a person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) based solely on statements contained in Schedules 13D or 13G or Forms 3 or 4 filed with the Securities and Exchange Commission, no more than 5% of Tenant’s equity securities are owned by any Prohibited Person, (iii) to Tenant’s Actual Knowledge (as hereinafter defined), Tenant is not owned by any person, group, entity or nation which is a Prohibited Person, (iv) Tenant is not, directly or indirectly, controlled by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (v) neither Tenant, nor any person, group, entity or nation which controls Tenant, directly or indirectly, has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a Default by Tenant under Section 22 of the Lease and shall be covered by the indemnity provisions of Section 12 of the Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease. For purposes herein, “Tenant’s Actual Knowledge” shall mean the actual knowledge of Julie Creed, Vice President of Investor Relations, as of the date hereof and without any duty to investigate.

12. License Agreement. Landlord’s predecessor in interest and Tenant are parties to that certain License Agreement dated as of March 6, 2001, as amended by First Amendment to License Agreement dated as of November 17, 2009 (together, the “License Agreement”). Pursuant to the License Agreement, Landlord licensed to Tenant a path to interconnect Tenant’s data system located in Tenant’s Premises on the 42nd floor with Tenant’s Premises located on the 70th floor of the Building. The parties agree that, notwithstanding anything in the License Agreement to the contrary, the License Agreement (other than any indemnities contained therein) shall terminate as of Surrender Date.

13. Signage. Subject to Landlord’s reasonable review and approval, Tenant shall be permitted to install Building standard signage within the elevator lobby on any full floor leased by Tenant and at the entrance to its Premises on any floor on which it is then located and within fifteen (15) feet of the entry door to the 49th Floor Premises. Tenant will also have the right to non-exclusive Building standard signage on the 33rd transfer floor using Tenant’s corporate logo, but otherwise in accordance with the Building standards. Attached herto as Exhibit H is the approved layout and dimensions of Tenant’s signage for both the 49th Floor Premises and the 33rd transfer floor.

14. SNDA. Landlord shall obtain for Tenant a subordination non-disturbance and attornment agreement from Landlord’s Mortgagee on Mortgagee’s current form, but, specifically including Mortgagee’s obligation, in the event Mortgagee takes title to the Building, (i) to deliver the 49th Floor Premises in the Delivery Condition, and (ii) to recognize Tenant’s set-off right contained in Section 3(i) of the Work Letter.

15. Rules and Regulations. Without otherwise modifying the terms and conditions of Section 21 of the Original Lease, the Rules and Regulations attached hereto as Exhibit E hereby replace and supercede the Rules and Regulations attached to the Amended Lease.

16. Riser Space. Landlord shall cause its riser management company to work with Tenant to reasonably accommodate Tenant’s reasonable requirements for riser space for its communications equipment.

17. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than U.S. Equities Asset Management, LLC (“US Equities”) and DTZ (“DTZ”) in the negotiation or making of this Eighth Amendment, and Tenant agrees to indemnify and hold harmless Landlord from any and all claims, liability, costs and expenses (including attorneys’ fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than US Equities and DTZ in the negotiation or making of this Amendment and Landlord agrees to indemnify and hold harmless Tenant from any and all claims, liability, costs and expenses (including attorneys’ fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord shall pay all of the commissions due to US Equities and DTZ for the Extension Term pursuant to separate agreement dated May 19, 2014. Each party represents and warrants to the other that no other commissions are due and payable with respect to the Lease or this Eighth Amendment (including, without limitation, for the Renewal Options).

18. Section Headings. The various headings of this Eighth Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Eighth Amendment or the Amended Lease.

19. Successors and Assigns. This Eighth Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20. Governing Law. Interpretation of this Eighth Amendment shall be governed by the laws of the State of Illinois.

21. No Other Consideration. The mutual obligations of the parties as provided herein are the sole consideration for this Eighth Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Eighth Amendment. This Eighth Amendment may not be amended except in writing signed by both parties.

22. Counterparts. This Eighth Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same Eighth Amendment.

23. Full Force and Effect. Except as modified herein the Lease is hereby ratified and confirmed and the terms, covenants, conditions and agreements therein contained remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

LANDLORD

233 S. WACKER LLC, a Delaware limited liability company

By:	/s/ unintelligible
Name:
Its:

TENANT

HEIDRICK & STRUGGLES, INC., a Delaware corporation

By: /s/ Richard W. Pehlke
Name: Richard W. Pehlke
Its: Executive Vice President and Chief Financial Officer